Exhibit 99.1

Scripps’ revenue grows 10% in Q3, fueled by political and connected TV advertising
Scripps Networks is on pace to reach a $100 million run rate in CTV revenue next year, after launching additional streaming channels this fall

Nov. 8, 2022

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $612 million in revenue and $145 million in segment profit for the third quarter of 2022, year-over-year increases of 10% and 13% respectively, driven by growth in political advertising, retransmission revenues and Scripps Networks revenue.

As of today’s Election Day, Scripps has received $208 million in 2022 midterm election advertising revenue across the company, including Local Media political revenue that surpassed its 2018 midterm record revenue. Due to the unexpected shift in political ad spending away from some Scripps markets as well as the ongoing macroeconomic challenges, the company has adjusted its 2022 free cash flow expectation to about $320 million.

Highlights:

•Scripps Networks division revenue was higher than expected in the third quarter at 4% over Q3 2021. Connected TV (CTV) revenue grew 57% year over year as the division launched more channels on major streaming services. The division expects to reach an annual run rate of more than $100 million in CTV revenue next year.
•Against a strong Q3 2021 core advertising comparison, Local Media delivered revenue growth of 14% by capturing $63 million in political advertising revenue and a 7% increase in retransmission revenue. About 75% of Scripps’ subscriber households will renew in 2023 and should lead to revenue growth and margin expansion.
•Due to cost-management efforts, expenses for both divisions came in as expected despite rising inflation.
•On Sept. 29, the company announced the creation of Scripps News – a news division that will combine the teams at Newsy, Scripps Washington Bureau and other national news resources under one brand with a mission of producing fact-based, non-partisan reporting. It launches Jan. 1 across all platforms.
•Scripps’ Free TV Project – created to promote the use of digital TV antennas – kicked off in July and is already seeing an impact on sales. Data from leading national antenna manufacturers shows a 30% increase in antenna sales from Q2 to Q3 in the 13 markets where Scripps ran its marketing campaign.
•The Scripps Howard Fund’s 2022 “If You Give a Child a Book…” campaign raised $1 million during its seventh-annual childhood literacy campaign, which will provide 200,000 books for kids across the country. The Fund also raised nearly $500,000 from Scripps employees, Scripps family members and viewers to help people in Southwest Florida affected by Hurricane Ian.

“Scripps’ impressive 10% revenue growth in the third quarter was fueled in part by the company’s multiplatform distribution strategy – to ensure viewers can find our high-quality programming content anywhere they watch TV. We have now launched our free, ad-supported TV (FAST) networks across major connected TV services, and in the third quarter, that paid off with a solid beat of Scripps Networks’ revenue expectations. We’re just getting started and expect that strategy to fuel continued revenue growth against an impressive run rate,” said Adam Symson, Scripps’ president and CEO.

“In the midst of an economic climate that is challenging consumer spending and confidence, Scripps is leaning into its leadership in free TV to benefit the company and shareholders. Pay TV prices are rising, subscription on-demand services have nearly doubled in price, and the TV marketplace is more confusing to the consumer than ever. It is clear from the results of our earliest initiatives that Americans are seeking to add an option that is free and easy — broadcast television. We are very pleased to see our marketing efforts beginning to increase antenna sales. Because we already capture nearly a third of all over-the-air viewing, more antenna use means more consumers spending time with our nine Scripps Networks and our local broadcast stations.

“In Local Media, we achieved a record level of political advertising revenue for a midterm election, despite less spending than we expected for key races in our Florida and Montana markets. We know that political campaigns continue to rely greatly on local broadcasters to share their messaging with voters, and we have full confidence campaigns and PACs will return to us during the 2024 presidential election cycle and beyond.”

Operating results
Total third-quarter company revenue was $612 million, an increase of 10% or $56.9 million from the prior-year quarter due to higher political and retransmission revenue in our Local Media division and growth in Scripps Networks revenue.

Costs and expenses for segments, shared services and corporate were $467 million, up from $427 million in the year-ago quarter.

Income attributable to the shareholders of Scripps was $33.7 million or 38 cents per share. In the prior-year quarter, the company had reported income from continuing operations attributable to its shareholders of $45.8 million or 49 cents per share. Pre-tax costs for the prior-year quarter included acquisition and related integration costs of $251,000 and $1.9 million of restructuring costs. Additionally, we had a $32.6 million gain on the sale of our Denver (KMGH) television station building. These items increased income from continuing operations by $22.9 million, net of taxes, or 25 cents per share.

Third-quarter 2022 results by segment compared to prior-period amounts:

Local Media
Revenue from Local Media was $378 million, up 14% from the prior-year quarter.

•Core advertising revenue decreased 12% to $147 million.
•Political revenue was $63.2 million, compared to $7.1 million in the prior-year quarter.
•Retransmission revenue increased 7.3% to $165 million.

Segment expenses increased 4.9% to $279 million, driven by network affiliation fees and the impact of Scripps employees returning to working in its station buildings, resuming more normal operating procedures.

Segment profit was $99.6 million, compared to $65.4 million in the year-ago quarter.

Scripps Networks
Revenue from Scripps Networks was $235 million, up 3.9% from the prior-year quarter, reflecting the expanded distribution of our networks on CTV platforms. Weakness in the national advertising market is continuing to impact Scripps Networks revenues.

Segment expenses for Scripps Networks increased 14% to $163 million, consistent with the company’s strategic commitment to grow its national networks and continually improve programming.

Segment profit was $72 million, compared to $83.3 million in the year-ago quarter.

Financial condition
On Sept. 30, cash and cash equivalents totaled $38.2 million and total debt was $3 billion.

During 2022, we have redeemed $123 million of the outstanding principal on our senior notes and made an additional $25 million term loan B payment. In addition, we made mandatory principal payments of $14 million on our term loans during the first nine months of the year.

Preferred stock dividends paid to date in 2022 were $36 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed.

Year-to-date operating results
The following comparisons are to the period ending Sept. 30, 2021:

In 2022, revenue was $1.8 billion, which compares to revenue of $1.7 billion in 2021. Political revenue was $96.5 million, compared to $11.6 million in the prior year.

Costs and expenses for segments, shared services and corporate were $1.4 billion, up from $1.2 billion in the year-ago period, reflecting costs attributed to our recent over-the-air network launches, continued investment in programming, higher affiliation fees and the impact of Scripps employees returning to working in its stations and offices.

Income attributable to the shareholders of Scripps was $72.6 million or 80 cents per share. Pre-tax costs for the 2022 period included $1.6 million of acquisition and related integration costs as well as a $1.2 million gain on extinguishment of debt from the redemption of senior notes. In the prior-year period, income from continuing operations attributable to the shareholders of Scripps was $26.3 million or 29 cents per share. Pre-tax costs for the prior year included an $81.8 million gain from the sale of Triton, a $13.8 million loss on extinguishment of debt, a $99.1 million non-cash adjustment due to the increase in the fair value of the outstanding common stock warrant liability, acquisition and related integration costs of $35.6 million, $9.4 million of restructuring costs and a $32.6 million gain on the sale of our Denver (KMGH) television station building. These items decreased income from continuing operations by $54.1 million, net of taxes, or 62 cents per share.

Looking ahead
Comparisons for our segments are to the same period in 2021.

Fourth-quarter 2022
Local Media revenue	Up mid-20s percent range
Local Media expense	Up mid-single-digit percent range
Scripps Networks revenue	Down mid-to-high-single-digit percent range
Scripps Networks expense	About flat
Shared services and corporate	About $21 million

Full-year 2022
Interest paid	About $150 million
Capital expenditures	Between $45-$55 million
Taxes paid	About $70 million
Depreciation and amortization	About $160 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 291-6362 (U.S.) or (409) 207-6975 (international) and give the access code 6276117 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from noon Eastern time Nov. 8 until midnight Dec. 8. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 2402848.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. The Scripps Networks reach nearly every American through the national news outlets Court TV and Newsy and popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery, Laff and TrueReal. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2022	2021	2022	2021

Operating revenues	$612,101	$555,243	$1,772,274	$1,661,241
Segment, shared services and corporate expenses	(466,912)	(426,520)	(1,380,365)	(1,247,737)
Acquisition and related integration costs	—	(251)	(1,642)	(35,582)
Restructuring costs	—	(1,872)	—	(9,436)
Depreciation and amortization of intangible assets	(39,565)	(42,086)	(120,329)	(122,344)
Gains (losses), net on disposal of property and equipment	(1,593)	31,109	(5,651)	30,954
Operating expenses	(508,070)	(439,620)	(1,507,987)	(1,384,145)
Operating income	104,031	115,623	264,287	277,096
Interest expense	(41,917)	(41,013)	(114,427)	(126,905)
Gain (loss) on extinguishment of debt	—	—	1,234	(13,775)
Defined benefit pension plan income (expense)	683	(264)	2,008	(250)
Gain on sale of Triton business	—	—	—	81,784
Losses on stock warrant	—	—	—	(99,118)
Miscellaneous, net	(494)	674	1,269	(6,884)
Income from continuing operations before income taxes	62,303	75,020	154,371	111,948
Provision for income taxes	(16,055)	(16,654)	(44,018)	(48,866)
Income from continuing operations, net of tax	46,248	58,366	110,353	63,082
Income from discontinued operations, net of tax	—	332	—	6,827
Net income	46,248	58,698	110,353	69,909
Preferred stock dividends	(12,576)	(12,577)	(37,729)	(36,796)
Net income attributable to the shareholders of The E.W. Scripps Company	$33,672	$46,121	$72,624	$33,113

Net income per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income from continuing operations	$0.38	$0.49	$0.80	$0.29
Income from discontinued operations	—	—	—	0.08
Net income per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:	$0.38	$0.50	$0.80	$0.37

Weighted average diluted shares outstanding	85,324	90,131	88,197	86,902
See notes to results of operations.
The sum of net income per share from continuing and discontinued operations may not equal the reported total net income per share as each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes our 61 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 12 CW affiliates - four on full power stations and eight on multicast; five independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment is comprised of nine national television networks that reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and digital distribution. These operations earn revenue primarily through the sale of advertising.

Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, procurement, human resources, employee benefit and information technology to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the business segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2022	2021	Change	2022	2021	Change

Segment operating revenues:
Local Media	$378,438	$331,316	14.2%	$1,060,918	$968,734	9.5%
Scripps Networks	235,401	226,550	3.9%	713,398	678,945	5.1%
Other	2,594	1,207		10,638	24,378	(56.4)%
Intersegment eliminations	(4,332)	(3,830)	13.1%	(12,680)	(10,816)	17.2%
Total operating revenues	$612,101	$555,243	10.2%	$1,772,274	$1,661,241	6.7%

Segment profit (loss):
Local Media	$99,607	$65,391	52.3%	$234,742	$185,971	26.2%
Scripps Networks	71,984	83,327	(13.6)%	230,357	282,847	(18.6)%
Other	(6,791)	(2,227)		(12,253)	513
Shared services and corporate	(19,611)	(17,768)	10.4%	(60,937)	(55,827)	9.2%
Acquisition and related integration costs	—	(251)		(1,642)	(35,582)
Restructuring costs	—	(1,872)		—	(9,436)
Depreciation and amortization of intangible assets	(39,565)	(42,086)		(120,329)	(122,344)
Gains (losses), net on disposal of property and equipment	(1,593)	31,109		(5,651)	30,954
Interest expense	(41,917)	(41,013)		(114,427)	(126,905)
Gain (loss) on extinguishment of debt	—	—		1,234	(13,775)
Defined benefit pension plan income (expense)	683	(264)		2,008	(250)
Gain on sale of Triton business	—	—		—	81,784
Losses on stock warrant	—	—		—	(99,118)
Miscellaneous, net	(494)	674		1,269	(6,884)
Income from continuing operations before income taxes	$62,303	$75,020		$154,371	$111,948

Operating results for our Local Media segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2022	2021	Change	2022	2021	Change

Segment operating revenues:
Core advertising	$146,899	$167,294	(12.2)%	$461,907	$480,388	(3.8)%
Political	63,183	7,087		92,960	11,591
Retransmission and carriage fees	164,742	153,466	7.3%	495,450	465,486	6.4%
Other	3,614	3,469	4.2%	10,601	11,269	(5.9)%
Total operating revenues	378,438	331,316	14.2%	1,060,918	968,734	9.5%
Segment costs and expenses:
Employee compensation and benefits	106,341	109,557	(2.9)%	316,311	323,846	(2.3)%
Programming	123,983	110,376	12.3%	361,433	330,304	9.4%
Other expenses	48,507	45,992	5.5%	148,432	128,613	15.4%
Total costs and expenses	278,831	265,925	4.9%	826,176	782,763	5.5%
Segment profit	$99,607	$65,391	52.3%	$234,742	$185,971	26.2%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2022	2021	Change	2022	2021	Change

Total operating revenues	$235,401	$226,550	3.9%	$713,398	$678,945	5.1%
Segment costs and expenses:
Employee compensation and benefits	30,227	26,361	14.7%	89,669	73,160	22.6%
Programming	84,562	76,398	10.7%	254,340	202,676	25.5%
Other expenses	48,628	40,464	20.2%	139,032	120,262	15.6%
Total costs and expenses	163,417	143,223	14.1%	483,041	396,098	21.9%
Segment profit	$71,984	$83,327	(13.6)%	$230,357	$282,847	(18.6)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2022	As of December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$38,223	$66,223
Restricted cash	—	34,257
Other current assets	614,624	601,801
Total current assets	652,847	702,281
Investments	25,200	21,632
Property and equipment	436,789	456,945
Operating lease right-of-use assets	111,583	124,821
Goodwill	2,920,466	2,913,384
Other intangible assets	1,845,508	1,910,311
Programming	413,733	510,316
Miscellaneous	19,098	18,624
TOTAL ASSETS	$6,425,224	$6,658,314

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$86,683	$83,931
Unearned revenue	32,837	20,000
Current portion of long-term debt	18,612	18,612
Accrued expenses and other current liabilities	329,344	389,337
Total current liabilities	467,476	511,880
Long-term debt (less current portion)	2,977,724	3,129,393
Other liabilities (less current portion)	920,813	1,046,607
Total equity	2,059,211	1,970,434
TOTAL LIABILITIES AND EQUITY	$6,425,224	$6,658,314

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021

Numerator (for basic and diluted earnings per share)
Income from continuing operations, net of tax	$46,248	$58,366	$110,353	$63,082
Less income allocated to RSUs	(885)	(1,337)	(1,831)	(738)
Less preferred stock dividends	(12,576)	(12,577)	(37,729)	(36,796)
Numerator for basic and diluted earnings per share	$32,787	$44,452	$70,793	$25,548
Denominator
Basic weighted-average shares outstanding	83,360	82,482	83,141	82,258
Effect of dilutive securities	1,964	7,649	5,056	4,644
Diluted weighted-average shares outstanding	85,324	90,131	88,197	86,902

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses free cash flow, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined below), plus reimbursements received from the FCC for repack expenditures, less capital expenditures, preferred stock dividends, interest payments, income taxes paid (refunded) and mandatory contributions to defined retirement plans.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense (benefit), interest expense, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, loss (gain) on business and asset disposals, mark-to-market losses (gains), acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of these non-GAAP measures to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021

Income from continuing operations, net of tax	$46,248	$58,366	$110,353	$63,082
Provision for income taxes	16,055	16,654	44,018	48,866
Interest expense	41,917	41,013	114,427	126,905
Loss (gain) on extinguishment of debt	—	—	(1,234)	13,775
Defined benefit pension plan expense (income)	(683)	264	(2,008)	250
Share-based compensation costs	3,902	3,627	17,785	18,328
Depreciation	15,340	14,939	46,522	43,309
Amortization of intangible assets	24,225	27,147	73,807	79,035
Losses (gains), net on disposal of property and equipment	1,593	(31,109)	5,651	(30,954)
Acquisition and related integration costs	—	251	1,642	35,582
Restructuring costs	—	1,872	—	9,436
Gain on sale of Triton business	—	—	—	(81,784)
Losses on stock warrant	—	—	—	99,118
Miscellaneous, net	494	(674)	(1,269)	6,884
Adjusted EBITDA	149,091	132,350	409,694	431,832
Capital expenditures	(9,124)	(16,146)	(34,079)	(46,197)
Proceeds from FCC Repack	908	4,008	2,650	18,198
Preferred stock dividends	(12,000)	(12,000)	(36,000)	(33,067)
Interest paid	(55,611)	(55,888)	(123,788)	(110,816)
Income taxes paid, net of tax indemnification reimbursements	(9,729)	(3,746)	(56,507)	(57,961)
Mandatory contributions to defined retirement plans	(247)	(12,305)	(753)	(24,860)
Free cash flow	$63,288	$36,273	$161,217	$177,129

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the ION acquisition has on our segment operating results, and to provide meaningful period over period comparisons, we are presenting supplemental non-GAAP (Generally Accepted Accounting Principles) information for certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the impact from the acquired ION television stations' historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions reported within the Scripps Networks segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps as of the earliest period presented.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the Company’s segment results. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Scripps Networks results across historical periods and providing a focus on the underlying ongoing operating performance of our segments.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of ION had occurred on January 1, 2021. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Scripps Networks adjusted combined segment profit

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2022	2021	Change	2022	2021	Change

Total operating revenues	$235,401	$226,550	3.9%	$713,398	$685,667	4.0%
Segment costs and expenses:
Employee compensation and benefits	30,227	26,361	14.7%	89,669	74,308	20.7%
Programming	84,562	76,398	10.7%	254,340	204,711	24.2%
Other expenses	48,628	40,464	20.2%	139,032	120,818	15.1%
Total costs and expenses	163,417	143,223	14.1%	483,041	399,837	20.8%
Segment profit	$71,984	$83,327	(13.6)%	$230,357	$285,830	(19.4)%
Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Scripps Networks segment to the adjusted combined revenue and adjusted combined segment profit for the Scripps Networks segment following the acquisition of ION.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021

Scripps Networks operating revenues, as reported	$235,401	$226,550	$713,398	$678,945
ION acquisition	—	—	—	6,722
Scripps Networks adjusted combined operating revenues	$235,401	$226,550	$713,398	$685,667

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021

Scripps Networks segment profit, as reported	$71,984	$83,327	$230,357	$282,847
ION acquisition	—	—	—	2,983
Scripps Networks adjusted combined segment profit	$71,984	$83,327	$230,357	$285,830